Exhibit 99.1

Tactile Systems Technology, Inc. Reports Third Quarter 2025 Financial Results

MINNEAPOLIS, MN, November 3, 2025 – Tactile Systems Technology, Inc. (“Tactile Medical”; the “Company”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today reported financial results for the third quarter ended September 30, 2025 and announced the adoption of a second share repurchase program.

Third Quarter 2025 Summary & Recent Business Highlights:

●	Total revenue increased 17% year-over-year to $85.8 million
●	Gross margin of 76% versus 75% in Q3 2024
●	Net income of $8.2 million versus $5.2 million in Q3 2024
●	Adjusted EBITDA of $14.4 million versus $10.7 million in Q3 2024
●	Announced six-month data demonstrating sustained benefits of Flexitouch® Plus as a first-line therapy in treating lymphedema in head and neck cancer patients
●	Repaid the full outstanding principal balance of $24.0 million under the Company’s term loan
●	Authorized a second program to repurchase up to $25.0 million of the Company’s common stock

“Tactile Medical delivered strong third quarter results, reflecting continued progress across our business transformation and product innovation initiatives”, said Sheri Dodd, Chief Executive Officer of Tactile Medical. “Our go-to-market strategies and differentiated products are driving market leadership and top-line growth, and we are beginning to see leverage in our internal business operations and processes. We are aligned on our strategy, focused on execution, and well positioned to capitalize on the strength of our organization and improving market conditions.”

“Building on this momentum, we are increasingly confident in the trajectory of our business and our ability to execute our financial and operational initiatives, as reflected in our revenue and adjusted EBITDA guidance updates and the establishment of a new stock repurchase program. We look forward to closing out 2025 in a strong position and continuing to build momentum for 2026 and beyond.”

Third Quarter 2025 Financial Results

Total revenue in the third quarter of 2025 increased $12.7 million, or 17%, to $85.8 million, compared to $73.1 million in the third quarter of 2024. The increase in total revenue was attributable to an increase of $7.1 million, or 11%, in sales and rentals of the lymphedema product line and an increase of $5.6 million, or 71%, in sales of the airway clearance product line in the quarter ended September 30, 2025, compared to the third quarter of 2024.

Gross profit in the third quarter of 2025 increased $10.2 million, or 19%, to $65.0 million, compared to $54.8 million in the third quarter of 2024. Gross margin was 76% of revenue, compared to 75% of revenue in the third quarter of 2024.

Operating expenses in the third quarter of 2025 increased $6.0 million, or 13%, to $54.0 million, compared to $48.0 million in the third quarter of 2024.

Operating income was $11.0 million in the third quarter of 2025, compared to $6.8 million in the third quarter of 2024.

Income tax expense was $3.2 million in the third quarter of 2025, compared to $2.1 million in the third quarter of 2024.

Net income in the third quarter of 2025 was $8.2 million, or $0.36 per diluted share, compared to $5.2 million, or $0.21 per diluted share, in the third quarter of 2024.

Weighted average shares used to compute diluted net income per share were 22.5 million and 24.3 million for the third quarters of 2025 and 2024, respectively.

Adjusted EBITDA was $14.4 million in the third quarter of 2025, compared to $10.7 million in the third quarter of 2024.

First Nine Months 2025 Financial Results

Total revenue for the nine months ended September 30, 2025, increased $18.5 million, or 9%, to $225.9 million, compared to $207.4 million for the nine months ended September 30, 2024. The increase in total revenue was attributable to an increase of $11.9 million, or 47%, in sales of the airway clearance product line and an increase of $6.6 million, or 4%, in sales and rentals of the lymphedema product line for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024.

Net income for the nine months ended September 30, 2025, was $8.5 million, or $0.36 per diluted share, compared to $7.2 million, or $0.30 per diluted share, for the nine months ended September 30, 2024.

Weighted average shares used to compute diluted net income per share were 23.3 million and 24.1 million for the nine months ended September 30, 2025 and 2024, respectively.

Adjusted EBITDA was $21.8 million in the nine months ended September 30, 2025, compared to $20.8 million in the nine months ended September 30, 2024.

Balance Sheet Summary

As of September 30, 2025, the Company had $66.0 million in cash and no outstanding borrowings under its credit agreement, compared to $94.4 million in cash and $26.3 million of outstanding borrowings under its credit agreement as of December 31, 2024.

On July 31, 2025, the Company paid the full outstanding principal balance of $24.0 million under, and retired, its term loan, and refinanced its revolving credit facility, increasing the capacity from $25.0 million to $40.0 million.

Share Repurchase Program

The Company also announced today that the Board of Directors of the Company authorized a program to repurchase up to $25.0 million of common stock. Under the program, purchases may be made from time to time in the open market, in privately negotiated purchases, or both. The timing and number of shares to be purchased will be based on the price of the Company's common stock, general business and market conditions, and other investment considerations and factors. The share repurchase program expires on November 3, 2027. The program does not obligate the Company to repurchase any specific number of shares and may be suspended or discontinued at any time without prior notice. The Company intends to finance the share repurchase program with cash on hand.

2025 Financial Outlook

The Company is updating its 2025 financial outlook and now expects full year 2025 total revenue in the range of $317 million to $321 million, representing growth of approximately 8% to 10% year-over-year, compared to total revenue of $293.0 million in 2024. The Company’s prior 2025 guidance expectation was total revenue in the range of $310 million to $315 million, representing growth of approximately 6% to 8% year-over-year.

The Company now also expects full year 2025 adjusted EBITDA in the range of $38 million to $39.5 million, compared to adjusted EBITDA of $37.1 million in 2024. The Company’s prior 2025 guidance expectation was adjusted EBITDA in the range of $33 million to $35 million.

Conference Call

Management will host a conference call with a question-and-answer session at 5:00 p.m. Eastern Time on November 3, 2025, to discuss the results of the quarter. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13755883. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13755883. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements, including guidance for the full year 2025. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the Company’s ability to obtain reimbursement from third-party payers for its products; adverse economic conditions, including inflation, rising interest rates or a recession; the adequacy of the Company’s liquidity to pursue its business objectives; price increases for supplies and components; wage and component price inflation; loss of a key supplier or other supply chain disruptions; entry of new competitors and/or competitive products; compliance with and changes in federal, state and local government laws and regulations; technological obsolescence of, or quality issues with, the Company’s products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense and plus executive transition costs. Reconciliation of this non-GAAP financial measure to its most directly comparable GAAP measure is included in this press release.

This non-GAAP financial measure is presented because the Company believes it is a useful indicator of its operating performance. Management uses this measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes this measure is useful to investors as supplemental information and because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes this non-GAAP financial measure is useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measure presented in this release should not be considered as an alternative to, or superior to, its respective GAAP financial measure, as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	September 30,	December 31,
(In thousands, except share and per share data)	2025	2024
Assets
Current assets
Cash	$65,965	$94,367
Accounts receivable, net	37,257	44,937
Net investment in leases	14,843	14,540
Inventories	16,084	18,666
Prepaid expenses and other current assets	7,250	5,053
Total current assets	141,399	177,563
Non-current assets
Property and equipment, net	5,460	5,603
Right of use operating lease assets	14,751	16,633
Intangible assets, net	40,023	42,789
Goodwill	31,063	31,063
Deferred income taxes	16,745	18,311
Other non-current assets	9,736	5,962
Total non-current assets	117,778	120,361
Total assets	$259,177	$297,924
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,989	$5,648
Note payable	—	2,956
Accrued payroll and related taxes	14,727	17,923
Accrued expenses	7,862	7,780
Income taxes payable	1,200	270
Operating lease liabilities	3,144	2,980
Other current liabilities	4,264	3,147
Total current liabilities	39,186	40,704
Non-current liabilities
Note payable, non-current	—	23,220
Accrued warranty reserve, non-current	1,121	1,209
Income taxes payable, non-current	334	239
Operating lease liabilities, non-current	13,587	15,955
Total non-current liabilities	15,042	40,623
Total liabilities	54,228	81,327

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 22,335,582 shares issued and outstanding as of September 30, 2025; 23,883,475 shares issued and outstanding as of December 31, 2024	22	24
Additional paid-in capital	160,621	180,719
Retained earnings	44,306	35,854
Total stockholders’ equity	204,949	216,597
Total liabilities and stockholders’ equity	$259,177	$297,924

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2025	2024	2025	2024
Revenue
Sales revenue	$76,890	$63,168	$199,890	$180,742
Rental revenue	8,865	9,925	26,038	26,657
Total revenue	85,755	73,093	225,928	207,399
Cost of revenue
Cost of sales revenue	17,896	15,603	49,270	46,810
Cost of rental revenue	2,858	2,703	7,518	8,270
Total cost of revenue	20,754	18,306	56,788	55,080
Gross profit
Gross profit - sales revenue	58,994	47,565	150,620	133,932
Gross profit - rental revenue	6,007	7,222	18,520	18,387
Gross profit	65,001	54,787	169,140	152,319
Operating expenses
Sales and marketing	29,809	26,838	87,364	82,803
Research and development	2,191	2,417	5,950	6,794
Reimbursement, general and administrative	21,442	18,118	63,474	51,158
Intangible asset amortization	596	633	1,848	1,898
Total operating expenses	54,038	48,006	158,636	142,653
Income from operations	10,963	6,781	10,504	9,666
Interest income	667	969	2,412	2,437
Interest expense	(193)	(517)	(1,027)	(1,614)
Other income	—	—	1	9
Income before income taxes	11,437	7,233	11,890	10,498
Income tax expense	3,228	2,078	3,438	3,254
Net income	$8,209	$5,155	$8,452	$7,244
Net income per common share
Basic	$0.37	$0.21	$0.37	$0.30
Diluted	$0.36	$0.21	$0.36	$0.30
Weighted-average common shares used to compute net income per common share
Basic	22,318,570	23,985,364	23,035,461	23,842,049
Diluted	22,513,140	24,254,176	23,304,900	24,070,084

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2025	2024
Cash flows from operating activities
Net income	$8,452	$7,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,023	5,079
Deferred income taxes	1,566	(341)
Stock-based compensation expense	5,819	5,969
Loss on disposal of property and equipment and intangibles	68	308
Changes in assets and liabilities, net of acquisition:
Accounts receivable, net	7,680	3,203
Net investment in leases	(303)	242
Inventories	2,582	1,351
Income taxes payable	1,025	(807)
Prepaid expenses and other assets	(5,971)	(1,844)
Right of use operating lease assets	(322)	(18)
Accounts receivable, non-current	—	7,308
Accounts payable	2,117	582
Accrued payroll and related taxes	(3,196)	(3,703)
Accrued expenses and other liabilities	975	(251)
Net cash provided by operating activities	25,515	24,322
Cash flows from investing activities
Purchases of property and equipment	(1,870)	(1,932)
Proceeds from sale of property and equipment	—	12
Intangible assets expenditures	(88)	(85)
Net cash used in investing activities	(1,958)	(2,005)
Cash flows from financing activities
Payments on note payable	(26,250)	(2,250)
Proceeds from exercise of common stock options	10	2
Proceeds from the issuance of common stock from the employee stock purchase plan	843	1,044
Payments for repurchases of common stock	(26,562)	—
Net cash used in financing activities	(51,959)	(1,204)
Net (decrease) increase in cash	(28,402)	21,113
Cash – beginning of period	94,367	61,033
Cash – end of period	$65,965	$82,146

Supplemental cash flow disclosure
Cash paid for interest	$836	$1,612
Cash paid for taxes	$899	$4,428
Accrued excise tax on stock repurchases	$210	$—
Capital expenditures incurred but not yet paid	$224	$49

The following table summarizes revenue by product line for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2025	2024	2025	2024
Revenue
Lymphedema products	$72,381	$65,282	$188,905	$182,278
Airway clearance products	13,374	7,811	37,023	25,121
Total	$85,755	$73,093	$225,928	$207,399

Percentage of total revenue
Lymphedema products	84%	89%	84%	88%
Airway clearance products	16%	11%	16%	12%
Total	100%	100%	100%	100%

The following table contains a reconciliation of net income to Adjusted EBITDA for the three and nine months ended September 30, 2025 and 2024, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Income to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
(Dollars in thousands)	2025	2024	$	%	2025	2024	$	%
Net Income	$8,209	$5,155	$3,054	59%	$8,452	$7,244	$1,208	17%
Interest (income) expense, net	(474)	(452)	(22)	5%	(1,385)	(823)	(562)	68%
Income tax expense	3,228	2,078	1,150	55%	3,438	3,254	184	6%
Depreciation and amortization	1,638	1,734	(96)	(6)%	5,023	5,079	(56)	(1)%
Stock-based compensation	1,814	2,070	(256)	(12)%	5,819	5,969	(150)	(3)%
Executive transition costs	—	136	(136)	(100)%	491	111	380	N.M. %
Adjusted EBITDA	$14,415	$10,721	$3,694	34%	$21,838	$20,834	$1,004	5%

The following table contains a reconciliation of net income to Adjusted EBITDA for the year ended December 31, 2024:

Tactile Systems Technology, Inc.
Reconciliation of Net Income to Non-GAAP Adjusted EBITDA
(Unaudited)

Year Ended
(Dollars in thousands)	December 31, 2024
Net income	$16,960
Interest (income) expense, net	(1,299)
Income tax expense	6,529
Depreciation and amortization	6,793
Stock-based compensation	7,819
Executive transition costs	248
Adjusted EBITDA	$37,050

The following table contains a reconciliation of GAAP net income guidance range to the Adjusted EBITDA guidance range for the twelve months ended December 31, 2025:

Tactile Systems Technology, Inc.
Reconciliation of FY 2025 GAAP Net Income to Adjusted EBITDA Guidance
(Unaudited)

	Twelve Months Ended
	December 31, 2025
(Dollars in thousands)	Low	High
Net income	$17,900	$19,000
Interest income, net	(1,800)	(1,800)
Income tax expense	7,000	7,400
Depreciation and amortization	6,600	6,600
Stock-based compensation	7,800	7,800
Executive transition costs	500	500
Adjusted EBITDA	$38,000	$39,500

Investor Inquiries:

Sam Bentzinger

Gilmartin Group

investorrelations@tactilemedical.com